(Coopers & Lybrand letterhead appears here)

                                                            Exhibit 11



               CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Post-Effective Amendment No. 11 to the Registration Statement of Northstar Variable Trust on Form N-1A (File No. 33-73140) of our report dated February 12, 1998, on our audit of the financial statements and financial highlights of Northstar Variable Trust, which report is included in the Annual Report to Shareholders for the year ended December 31, 1997, which is also incorporated by reference in this Post-Effect-ive Amendment to the Registration Statement.

We also consent to the references to our firm under the caption "Financial Highlights" in the Prospectus and under the captions "Other Information" and "Financial Statements" in the Statement of Additional Information.



COOPERS & LYBRAND L.L.P.

New York, New York
February 25, 1998